EXECUTION VERSION STOCK PURCHASE AGREEMENT dated as of November 11, 2021 among MILLICOM INTERNATIONAL II N.V., SHAI HOLDING S.A. and MIFFIN ASSOCIATES CORP. relating to the purchase and sale of the Companies referred to herein

i TABLE OF CONTENTS PAGE ARTICLE 1 DEFINITIONS Section 1.01. Definitions.....................................................................................................1 Section 1.02. Other Definitional and Interpretative Provisions ..........................................5 ARTICLE 2 PURCHASE AND SALE Section 2.01. Purchase and Sale .........................................................................................6 Section 2.02. Closing ..........................................................................................................6 ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER Section 3.01. Corporate Existence and Power ....................................................................8 Section 3.02. Capitalization ................................................................................................8 Section 3.03. Corporate Authorization ...............................................................................8 Section 3.04. Governmental Authorization ........................................................................8 Section 3.05. Noncontravention ..........................................................................................8 Section 3.06. Ownership of Shares .....................................................................................8 Section 3.07. Litigation .......................................................................................................8 Section 3.08. Court Orders..................................................................................................9 Section 3.09. Related Party Transactions and Balances .....................................................9 Section 3.10. No Brokers ....................................................................................................9 ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYERS Section 4.01. Corporate Existence and Power ....................................................................9 Section 4.02. Corporate Authorization ...............................................................................9 Section 4.03. Governmental Authorization ........................................................................9 Section 4.04. Noncontravention ........................................................................................10 Section 4.05. Litigation .....................................................................................................10 Section 4.06. Court Orders................................................................................................10 Section 4.07. Investment Purpose .....................................................................................10 Section 4.08. Independent Investigation ...........................................................................10 Section 4.09. No Brokers ..................................................................................................10 ARTICLE 5 COVENANTS OF SELLER Section 5.01. Noncompetition, etc ....................................................................................11

ii ARTICLE 6 COVENANTS OF BUYERS AND/OR SELLER Section 6.01. Notices of Certain Events ...........................................................................12 Section 6.02. Commercially Reasonable Best Efforts; Further Assurances .....................13 Section 6.03. Certain Filings .............................................................................................13 Section 6.04. Payment of Capital Gains Tax ....................................................................13 Section 6.05. Dividends and Miffin Notes........................................................................15 Section 6.06. Closing Shareholders’ Meetings .................................................................16 Section 6.07. Registration of Buyer Leases; Revocation of Appointments ......................17 ARTICLE 7 CONDITIONS TO CLOSING Section 7.01. Conditions to Obligations of Buyers and Seller .........................................18 Section 7.02. Conditions to Obligation of Buyers ............................................................18 Section 7.03. Conditions to Obligation of Seller ..............................................................19 ARTICLE 8 SURVIVAL; INDEMNIFICATION Section 8.01. Survival .......................................................................................................19 Section 8.02. Indemnification ...........................................................................................19 Section 8.03. Third Party Claim Procedures .....................................................................21 Section 8.04. Direct Claim Procedures .............................................................................22 Section 8.05. Exclusive Remedies ....................................................................................23 ARTICLE 9 TERMINATION Section 9.01. Grounds for Termination ............................................................................23 Section 9.02. Effect of Termination ..................................................................................23 ARTICLE 10 WAIVER AND RELEASE; BUYERS AND COMPANY INDEMNIFICATION Section 10.01. Release by Seller .......................................................................................24 Section 10.02. Release by Buyers .....................................................................................24 Section 10.03. Exceptions .................................................................................................24 Section 10.04. Waiver of Legal Rights .............................................................................25 Section 10.05. No Assignment of Released Claims .........................................................25 Section 10.06. No Admission ...........................................................................................25 Section 10.07. Buyer Indemnification ..............................................................................25 Section 10.08. Waiver with Respect to Seller Shares .......................................................26

iii ARTICLE 11 CONFIDENTIALITY Section 11.01. Confidential Information ..........................................................................26 Section 11.02. Disclosure of Confidential Information ....................................................27 Section 11.03. Exceptions to Duty to Keep Confidential .................................................27 Section 11.04. Return of Confidential Information ..........................................................28 Section 11.05. Term of Article 11 ....................................................................................28 ARTICLE 12 NON-DISPARAGEMENT Section 12.01. Non-disparagement Covenant ...................................................................29 ARTICLE 13 MISCELLANEOUS Section 13.01. Notices ......................................................................................................29 Section 13.02. Amendments and Waivers ........................................................................30 Section 13.03. Expenses ...................................................................................................31 Section 13.04. Successors and Assigns.............................................................................31 Section 13.05. Governing Law .........................................................................................31 Section 13.06. Dispute Resolution ....................................................................................31 Section 13.07. WAIVER OF JURY TRIAL .....................................................................32 Section 13.08. Counterparts; Effectiveness; Third Party Beneficiaries ............................32 Section 13.09. Entire Agreement ......................................................................................33 Section 13.10. Severability ...............................................................................................33 Section 13.11. Specific Performance ................................................................................33 Section 13.12. Public Announcements .............................................................................33 Exhibit A Form of Custody Agreement Exhibit B Form of Guarantee Agreement Exhibit C Form of Shareholders’ Meetings Minutes Exhibit D Form of Extension to Buyer Lease

STOCK PURCHASE AGREEMENT AGREEMENT (this “Agreement”) dated as of November 11, 2021, among Millicom International II N.V., a Curaçao limited liability company (“Curaçao Buyer”), Shai Holding S.A., a Luxembourg société anonyme (“Luxembourg Buyer” and, together with Curaçao Buyer, “Buyers” and each, a “Buyer”) and Miffin Associates Corp., a Panamanian corporation (“Seller”). W I T N E S S E T H: WHEREAS, each of (i) Comunicaciones Corporativas, S.A. (“COMCORP”), (ii) Comunicaciones Celulares, S.A. (“COMCEL”), (iii) Servicios Innovadores de Comunicación y Entretenimiento, S.A. (“SICESA”), (iv) Distribuidora de Comunicaciones de Occidente, S.A. (“COOCSA”), (v) Distribuidora de Comunicaciones de Oriente, S.A. (“COORSA”), (vi) Distribuidora Internacional de Comunicaciones, S.A. (“INTERNACOM”), (vii) Navega.com, S.A. (“Navega”), (viii) Servicios Especializados en Telecomunicaciones, S.A. (“SESTEL”), (ix) Distribuidora Central de Comunicaciones, S.A. (“COCENSA”) and (x) Cloud 2 Nube, S.A. (“C2N” and, together with COMCORP, COMCEL, SICESA, COOCSA, COORSA, INTERNACOM, Navega, SESTEL and COCENSA, the “Companies” and each, a “Company”) is a Guatemalan corporation (sociedad anónima); WHEREAS, Curaçao Buyer is the record and beneficial owner of 55% of the issued and outstanding shares of stock of the Companies (other than C2N); WHEREAS, Seller is the record and beneficial owner of the remaining 45% of the issued and outstanding shares of stock of the Companies (other than C2N) (the “Non- C2N Seller Shares”); WHEREAS, Millicom Spain S.L., a Spanish private limited company, is the record and beneficial owner of 55% of the issued and outstanding shares of stock of C2N; WHEREAS, Seller is the record and beneficial owner of the remaining 45% of the issued and outstanding shares of stock of C2N (the “C2N Seller Shares” and, together with the Non-C2N Seller Shares, the “Seller Shares”); WHEREAS, Seller desires to sell the Seller Shares to Buyers, and Buyers desire to purchase the Seller Shares from Seller, upon the terms and subject to the conditions hereinafter set forth. The parties, in consideration of the mutual obligations contained herein, the sufficiency of which is hereby expressly acknowledged, hereto agree as follows: ARTICLE 1 DEFINITIONS Section 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:

2 “Affiliate” means, with respect to any Person, any other Person who, as of the relevant time for which the determination of affiliation is being made, directly or indirectly controls, is controlled by or is under common control with such Person; provided that (a) none of the Companies shall be considered an Affiliate of Seller, (b) prior to the Closing none of the Companies shall be considered an Affiliate of Buyers, (c) each of Fundacion Atitlan, Leyvaz Limited, Zanfort Limited, Gellion Limited and Dynam Global Limited and their respective Affiliates and the officers and directors of Leyvaz Limited, Zanfort Limited, Gellion Limited and Dynam Global Limited and their respective Affiliates shall be deemed Affiliates of Seller and (d) Blue Tower Ventures, a British Virgin Island Corporation shall be deemed an Affiliate of Seller. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings. “Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise. “Business” means residential, B2B, Pay-TV, OTT, fixed, mobile and/or wireless Internet, mobile and/or fixed telephony services, and/or mobile financial services. “Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York, Luxembourg City, Luxembourg, or Guatemala City, Guatemala are authorized or required by Applicable Law to close. “Buyer Disclosure Schedule” means the disclosure schedule delivered by Buyers to Seller in connection with this Agreement prior to the date hereof. “Buyer Leases” means the leases set forth on Section 1.01 of the Buyer Disclosure Schedule. “Claims” means any and all manner of liabilities, causes of action at law or in equity, claims, complaints, actions, demands, suits, debts, obligations, damages, obligations, indebtedness, amounts owed, dues, judgments, rights of contribution under any Applicable Law, costs, expenses and other claims of any and every kind, arising under any theory of contract, tort, breach of duty, strict liability, negligence, or any other theory of liability or based on any foreign, federal, state, or local law, code, statute, rule or regulation, or the common or civil law of any jurisdiction (in each case, whether known, unknown, disclosed, undisclosed, matured, unmatured, accrued, unaccrued, asserted, unasserted, liquidated, unliquidated, absolute, contingent, direct, indirect, conditional, unconditional, secured, unsecured, vicarious, derivative, due, joint, several or secondary).

3 “Closing Date” means the date of the Closing. “Disclosure Schedule” means the disclosure schedule delivered by the Seller to Buyers in connection with this Agreement prior to the date hereof. “Family Members” means, with respect to any individual, such individual’s spouse, former spouses, domestic partners, ascendants, descendants (including adoptive relationships and stepchildren and stepparents), siblings and the spouse or domestic partners of any of the foregoing individuals. “Fraud” means, with respect to a party, an actual and intentional misrepresentation of a material existing fact with respect to the making of any representation or warranty in Article 3 or Article 4 made by such party, to such party’s actual knowledge, of its falsity and made for the purpose of inducing the other party to act, and upon which the other party justifiably relies with resulting Damages. “Fundamental Warranty” means the representations and warranties contained in any of Sections 3.01, 3.02, 3.03, 3.05(i), 3.06, 3.09, 3.10, 4.01, 4.02, 4.04(i) and 4.09. “Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency, commission or official, including any political subdivision thereof. “Knowledge” of any Person that is (i) not an individual means the knowledge of such Person’s officers after reasonable inquiry and (ii) an individual means the actual knowledge of such Person or knowledge that would be obtained after reasonable inquiry. “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, restriction on use or transfer or other adverse claim of any kind in respect of such property or asset, including any restriction on the right to vote, sell or otherwise dispose of any capital stock or other voting or equity interest or any restriction on the exercise of any attributes of ownership (other than those under applicable federal, state and foreign securities laws). For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset. “Miffin Notes” means, collectively, (i) that certain promissory note, dated April 22, 2020, issued by Seller to COMCEL, with a principal amount equal to $11,250,000; (ii) that certain promissory note, dated June 1, 2020, issued by Seller to COMCEL, with a principal amount equal to $11,250,000; and (iii) that certain promissory note, dated May 22, 2020, issued by Seller to COMCEL, with a principal amount equal to $10,937,112.26. “Person” means an individual, corporation, partnership, limited liability company, private limited company, public limited company, association, trust or other entity or organization, including a Governmental Authority.

4 “Related Party” means, with respect to a specified Person, (i) such specified Person’s Affiliates, Family Members (if such specified Person is an individual), members, general or limited partners, officers, directors, employees and direct or indirect equity holders; (ii) the Family Members, successors and assigns of any Person covered by the foregoing clause (i); and (iii) with respect to Seller, any Person who is “controlled” (within the meaning set forth in the above definition of “Affiliate”) by Seller’s Affiliates on a consolidated basis. “Side Letter” means a side letter, dated as of the date hereof, among any Seller Owner and Buyers. “Subsidiary” of a Person means a corporation, partnership, limited liability company, association or joint venture or other business entity of which a majority of the equity interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time owned or the management of which is controlled, directly, or indirectly through one or more intermediaries, by such Person. For purposes of this definition, “control” has the same meaning given to such term in the definition of “Affiliate.” (b) Each of the following terms is defined in the Section set forth opposite such term: Term Section 2022 Meeting 6.05(b) Agreement Preamble Buyers Preamble Buyer Released Claims 10.02 Buyer Released Parties 10.02 C2N Recitals C2N Seller Shares Recitals CEO 10.02 Closing 2.02 Closing Shareholders’ Meetings 6.06 COCENSA Recitals COMCEL Recitals COMCORP Recitals COOCSA Recitals COORSA Recitals COMCEL Note 6.04(b) Company Recitals Company Person Indemnitee 10.07 Condition to Closing Shareholders’ Meetings 6.06 Confidential Information 11.01(a) Coupon Aggregate Amount 6.05(b) Coupons 6.05(a)

5 Term Section Curaçao Buyer Preamble Custody Agreement 6.04(b) Damages 8.02 Direct Claim 8.04 Dispute 13.06(a) Documents Evidencing Payment of Tax 6.04(a) e-mail 13.01 Final Tax Amount 6.04 Foundation 6.07(c) Guarantee Agreement 6.05(d) ICC 13.06(a) Indemnified Party 8.03 Indemnifying Party 8.03 Initial Withheld Amount 6.04 INTERNACOM Recitals Irrevocable Instruction 6.05(b) Luxembourg Buyer Preamble Miffin Note Expiration Date 2.02(f) Navega Recitals Non-C2N Seller Shares Recitals Purchase Price 2.01 Related Party Agreements 3.09(a) Released Claims 10.02 Rules 13.06(a) Seller Preamble Seller Owners 7.02(e) Seller Released Claims 10.01 Seller Released Parties 10.01 Seller Shares Recitals SESTEL Recitals SICESA Recitals Shares Recitals Tax Due Date 6.04 Third Party Claim 8.03 Tribunal 13.06(b) Warranty Breach 8.02 Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

6 Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Laws. ARTICLE 2 PURCHASE AND SALE Section 2.01. Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, in each case at the Closing, Seller agrees to sell the Seller Shares to Buyers and Buyers agree to purchase from Seller the Seller Shares (which Seller Shares, for the avoidance of doubt, shall include all dividend coupons relating to such Seller Shares other than those that are expressly contemplated by Section 6.05(a) to be retained by Seller). The purchase price for the Seller Shares (the “Purchase Price”) is US$2,200,000,000 in cash. The Purchase Price shall be paid as provided in Section 2.02. The Purchase Price will be allocated among the Seller Shares as set forth on Section 2.01 of the Disclosure Schedule. The parties agree (and agree to cause each of their respective Affiliates) to utilize such allocation for all tax purposes, including the filing of all tax returns and in the course of all tax-related proceedings, unless otherwise required by a final determination of a Governmental Authority. Section 2.02. Closing. The closing (the “Closing”) of the purchase and sale of the Seller Shares hereunder shall take place virtually, as soon as possible, but in no event later than two Business Days, after satisfaction or, to the extent permissible, waiver by the party or parties entitled to the benefit of the conditions set forth in Article 7 are satisfied, or at such other time or place as Buyers and Seller may agree. The transfer of the certificates representing the Seller Shares shall take place at the Guatemalan office of Consortium Legal: Ciudad de Guatemala. Diagonal 6 10-01 zona 10. Centro Gerencial Las Margaritas Torre II, Oficina 1402A. At the Closing, the parties shall take the following actions simultaneously: (a) Seller shall deliver to (i) Curaçao Buyer, duly endorsed certificates for all of the Seller Shares except for one Seller Share of each Company,

7 (ii) Luxembourg Buyer, duly endorsed certificates for one Seller Share of each Company, (iii) Buyers all dividend coupons relating to the Seller Shares (other than the Coupons), and (iv) Buyers, the share registry book of each of the Companies and letters to the Boards of Directors of each of the Companies notifying the endorsement of such Seller Shares in favor of Buyers, as applicable. Seller shall request the registration of the foregoing endorsements in the share registry books of each of the Companies in favor of Buyers, as applicable. (b) Subject to any withholding pursuant to Section 6.04 each Buyer shall deliver to Seller its respective pro rata portion of the Purchase Price in immediately available funds by wire transfer to a bank account of Seller that is designated by Seller by notice to Buyers (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of Seller in such amount); and (c) The Buyers shall hold the Closing Shareholders’ Meetings (defined below) in accordance with Section 6.06. (d) The Buyers shall deliver to Seller a notarial certification transcribing all the shareholders´ resolutions adopted in the Closing Shareholders´ Meetings. (e) Seller shall execute and deliver to Buyers and Buyers shall cause COMCEL to execute and deliver to Seller a signed counterpart to the Guarantee Agreement. (f) Buyers shall receive from Seller duly executed amendments to each of the Miffin Notes, extending the expiration dates thereof to July 31, 2022 (the “Miffin Note Expiration Date”) and Seller shall have received duly cancelled copies of the original Miffin Notes. (g) Seller shall execute and deliver to Buyers and Buyers shall cause COMCEL to execute and deliver an amendment to each Buyer Lease, in substantially the form attached hereto as Exhibit D, extending the term of such Buyer Lease to a date that is no earlier than the date that is five years from the date hereof. (h) Seller, Buyers and the Seller’s Custodian shall execute and deliver to the other parties the Custody Agreement. (i) Buyers shall cause COMCEL to execute and deliver to Seller’s Custodian the COMCEL Note.

8 ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER Seller represents and warrants to Buyers as of the date hereof and as of the Closing Date that: Section 3.01. Corporate Existence and Power. Seller is a corporation duly incorporated, validly existing and in good standing (or its equivalent) under the laws of Panama. Section 3.02. Capitalization. Other than the Persons delivering Side Letters to Buyers at the Closing, no Person owns, directly or indirectly, any interest in Seller. Section 3.03. Corporate Authorization. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby are within the corporate powers of Seller and have been duly authorized by all necessary corporate action on the part of Seller. Assuming its execution by Buyers, this Agreement constitutes a valid and binding agreement of Seller enforceable against Seller in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity). Section 3.04. Governmental Authorization. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing by or with respect to Seller with, any Governmental Authority. Section 3.05. Noncontravention. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby do not and will not (i) violate the organizational documents of Seller, (ii) violate any Applicable Law, (iii) require any consent or other action by any Person in each case under any agreement to which Seller or Miffin is a party or (iv) result in the creation or imposition of any Lien on the Seller Shares. Section 3.06. Ownership of Shares. Seller is the record and beneficial owner of the Seller Shares, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Seller Shares), and will transfer and deliver to Buyers (in accordance with Section 2.02(a)) at the Closing valid title to the Seller Shares free and clear of any Lien and any such limitation or restriction. Section 3.07. Litigation. As of the date hereof, there is no action, suit, or proceeding (or to the Knowledge of Seller any basis therefor) pending against, or to the Knowledge of Seller, threatened against or affecting, Seller or any Related Party of Seller before (or, in the case of threatened actions, suits or proceedings, would be before) any Governmental Authority or arbitrator which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

9 Section 3.08. Court Orders. There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against Seller or any Related Party of Seller that in any manner seeks to prevent, enjoin, alter or delay the consummation of the transactions contemplated by this Agreement. Section 3.09. Related Party Transactions and Balances. (a) Except as set forth in Section 3.09(a) of the Disclosure Schedule, there are no material commercial agreements, contracts, commitments or other arrangements of any kind between Seller or any Related Party of Seller, on the one hand, and any (or more than one) Company or any of its Subsidiaries, on the other hand (“Related Party Agreements”). (b) Except as set forth in Section 3.09(b) of the Disclosure Schedule, there are no claims for overdue amounts owing under any Related Party Agreement (i) by any Company to Seller or any Related Party of Seller or (ii) by Seller or any Related Party of Seller to any Company as of September 30, 2021. Section 3.10. No Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller. ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYERS Each Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date that: Section 4.01. Corporate Existence and Power. Such Buyer is duly formed, validly existing and in good standing (or its equivalent) under the laws of its jurisdiction of formation (or equivalent). Section 4.02. Corporate Authorization. The execution, delivery and performance by such Buyer of this Agreement and the consummation of the transactions contemplated hereby are within the corporate or other applicable powers of such Buyer and have been duly authorized by all necessary corporate or other applicable action on the part of such Buyer. Assuming its execution by Seller and the other Buyer, this Agreement constitutes a valid and binding agreement of such Buyer enforceable against such Buyer in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity). Section 4.03. Governmental Authorization. The execution, delivery and performance by such Buyer of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing by or with respect to such Buyer with, any Governmental Authority.

10 Section 4.04. Noncontravention. The execution, delivery and performance by such Buyer of this Agreement and the consummation by such Buyer of the transactions contemplated hereby do not and will not (i) violate the organizational documents of such Buyer, (ii) violate any Applicable Law or (iii) require any consent or other action by any Person in each such case under any agreement to which such Buyer is a party. Section 4.05. Litigation. As of the date hereof, there is no action, suit or proceeding (or to the Knowledge of such Buyer any basis therefor) pending against, or to the Knowledge of such Buyer threatened against or affecting, such Buyer or any Related Party of such Buyer before (or, in the case of threatened actions, suits or proceedings, would be before) any arbitrator or any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. Section 4.06. Court Orders. There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against such Buyer or any Related Party of such Buyer that in any manner seeks to prevent, enjoin, alter or delay the consummation of the transactions contemplated by this Agreement. Section 4.07. Investment Purpose. Such Buyer is acquiring the Seller Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Such Buyer acknowledges that the Seller Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Seller Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Such Buyer is able to bear the economic risk of holding the Seller Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment. Section 4.08. Independent Investigation. Such Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, such Buyer has relied solely upon the Knowledge of its Affiliates and its own prior Knowledge of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Companies and the express representations and warranties of Seller set forth in Article 3 of this Agreement; and (b) none of Seller, any Company or any other Person has made any representation or warranty (express or implied) as to Seller, the Companies or this Agreement, except as expressly set forth in Article 3 of this Agreement. Section 4.09. No Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Buyer.

11 ARTICLE 5 COVENANTS OF SELLER Section 5.01. Noncompetition, etc. (a) Seller agrees that for a period of five full years after the Closing Date, neither it nor any of its Affiliates shall: (i) engage, either directly or indirectly, as a principal or for its own account or solely or jointly with others, or as stockholders in any corporation or joint stock association, in any business that competes with any Company as it exists on the Closing Date within any area or region set forth on Section 5.01 of the Buyer Disclosure Schedule; (ii) employ or solicit, or receive or accept the performance of services by, any Person who is a current employee of any Company at the time of such employment, solicitation, receipt or acceptance by Seller or any of its Affiliates; or (iii) take any action that would reasonably be expected to have an effect that is adverse and material to (i) any Company’s then-existing or prospective material business relationship with any Person (including, without limitation, any customers or suppliers) known to such Seller or Affiliate or (ii) the operation of the Business by any Company. (b) Neither Seller nor any of its Affiliates shall take or purport to take any action on behalf of any Company after the Closing Date, including, without limitation, having any dealings, arrangements or communications with any third party on behalf of (or purportedly on behalf of) such Company. (c) If any provision contained in this Section shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein; provided that, it is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under Applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such Applicable Law. Seller acknowledges that Buyers would be irreparably harmed by any breach of this Section and that there would be no adequate remedy at law or in damages to compensate Buyers for any such breach. Seller agrees that Buyers shall be entitled to injunctive relief

12 requiring specific performance by Seller of this Section, and Seller consents to the entry thereof. (d) Nothing in this Article 5 shall prohibit (A) Seller or any of its Affiliates from purchasing or owning directly or indirectly (i) less than five percent (5%) of the securities of any corporation or other Person, provided that such ownership represents a passive investment and that the Seller or such Affiliate is not a controlling person of, or a member of a group that controls, such corporation or other Person (for purposes of the foregoing, “controlling” and “control” have the same meanings given to such terms in the definition of “Affiliate”) and (ii) any securities of a corporation or other Person through a hedge fund, private equity fund, mutual fund or similar investment vehicle so long as the Seller or such Affiliate is not actively involved in the management, operations or business thereof or (B) a general solicitation by or on behalf Seller or any of its Affiliates to the public of general advertising or similar methods of solicitation by search firms not specifically directed at Company employees. ARTICLE 6 COVENANTS OF BUYERS AND/OR SELLER Section 6.01. Notices of Certain Events. Each party shall (with respect to clauses 6.01(c) and 6.01(d), solely prior to the Closing Date) promptly notify each other party hereto of: (a) any written notice or other communication received from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (b) any written notice or other communication received from any Governmental Authority in connection with the transactions contemplated by this Agreement; (c) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge threatened against, relating to or involving or otherwise affecting such party that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.07 or Section 4.05 or that relate to the consummation of the transactions contemplated by this Agreement; (d) any inaccuracy of any representation or warranty contained in this Agreement that could reasonably be expected to cause the condition set forth in Section 7.02(a) (if such party is Seller) or Section 7.03(a) (if such party is a Buyer) not to be satisfied; and (e) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;

13 provided, however, that the delivery of any notice pursuant to this Section 6.01 shall not limit or otherwise affect the remedies available hereunder to any party hereto. Section 6.02. Commercially Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, Buyers and Seller shall use their commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or required under Applicable Laws to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as reasonably practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents required to be filed by it and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained by it or its Affiliates from any Governmental Authority or other third party that are necessary or required to consummate the transactions contemplated by this Agreement; provided that the parties hereto understand and agree that the commercially reasonable best efforts of any party hereto shall not be deemed to include (i) entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby or (ii) divesting or otherwise holding separate (including by establishing a trust or otherwise) or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to any of its or the Companies’ or any of their respective Affiliates’ businesses, assets or properties. To the extent within their respective power and control, prior to the Closing, Seller and Buyers agree to cause each Company to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or required in order to consummate or implement expeditiously the transactions contemplated by this Agreement. After the Closing, Buyers agree to cause each Company to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or required in order to consummate or implement expeditiously the transactions contemplated by this Agreement. Section 6.03. Certain Filings. The parties shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers. Section 6.04. Payment of Capital Gains Tax. (a) Buyers shall deduct and withhold, in the aggregate and in accordance with their respective pro rata shares of the Purchase Price, $195 million (the “Initial Withheld Amount”) from the consideration otherwise payable to Seller pursuant to this Agreement, which amount shall be used to pay the Seller's capital gains tax derived from the sale of the Seller Shares. Buyers

14 shall cause COMCEL to (i) timely file with the corresponding Governmental Authorities, on behalf of Seller, a tax declaration in accordance with the calculation provided by PricewaterhouseCoopers; and (ii) make the Seller’s tax payment on or before the Tax Due Date (as defined below). At least five Business Days prior to the Tax Due Date (as defined below), Seller shall cause PricewaterhouseCoopers to deliver to Buyers its calculation of the total amount of tax (including capital gains tax) Seller will owe to any Governmental Authority pursuant to the transactions contemplated by this Agreement (the “Final Tax Amount”). If the Final Tax Amount is (i) greater than the Initial Withheld Amount, then Buyers shall cause COMCEL to promptly (but no later than the tenth Business Day of the month immediately following the month in which the Closing Date takes place (the “Tax Due Date”)) pay to the applicable Governmental Authorities the Final Tax Amount and Seller shall promptly (but no later than the Tax Due Date) pay to Buyers any difference between the Initial Withheld Amount and the Final Tax Amount; or (ii) less than or equal to the Initial Withheld Amount, then Buyers shall cause COMCEL to promptly pay to (x) the applicable Governmental Authorities the Final Tax Amount (but no later than the Tax Due Date) and (y) Seller an amount equal to the Initial Withheld Amount minus the Final Tax Amount (but no later than one Business Day after the Tax Due Date). To the extent that any amount is paid by Buyers, COMCEL or Seller to any Governmental Authority (or withheld by Buyers) in accordance with the terms of this Section 6.04, (i) such amount shall be treated for all purposes of this Agreement as having been paid to Seller and (ii) the party paying any such amount shall deliver to the other party (i) a copy of the tax declaration; (ii) with respect to any payment made to a Guatemalan Governmental Authority, a copy of the form issued by such Governmental Authority (known as SAT-2000) or any other applicable form; and (iii) evidence of payment of such tax (together, the “Documents Evidencing Payment of Tax”). For the avoidance of doubt, in the event that the Final Tax Amount is ultimately determined, with respect to any Governmental Authority, to be (i) less than the true amount of tax owed to such Governmental Authority, Seller shall be responsible for and shall pay any additional tax owed to such Governmental Authority or (ii) greater than the true amount of tax owed to such Governmental Authority, Seller shall be entitled to any refund from such Governmental Authority in respect of such amount, and Buyers shall cooperate with Seller in recovering such refund. Buyer shall cooperate and shall cause the Companies to cooperate with Seller to determine the Final Tax Amount and, in particular, shall cause each of the Companies to timely issue a certification of the book value of the Seller Shares, as of the Closing Date. (b) To guarantee the payment of the taxes by Buyers and COMCEL, Buyers shall cause COMCEL to issue a promissory note (the “COMCEL Note”), which shall bear the legend “LIBRE DE PROTESTO”, payable on December 15, 2021, in favor of Seller for the Initial Withheld Amount. The Comcel Note shall be delivered to Seller’s counsel (the “Seller’s Custodian”) for custody. Seller, Buyers and the Seller’s Custodian shall enter into a custody agreement, substantially in the form set forth in Exhibit A (the “Custody Agreement”), in which Seller and Buyers shall agree that the Seller’s Custodian will deliver the

15 Comcel Note to: (i) Buyers, upon the receipt of the Documents Evidencing Payment of Tax within the term of and as provided for in the Custody Agreement or (ii) Seller, if Buyers fail to deliver the Documents Evidencing Payment of Tax within the term of and as provided for in the Custody Agreement. Section 6.05. Dividends and Miffin Notes. In relation to the Miffin Notes, the parties agree that: (a) Seller shall retain the rights over one coupon per each of the Seller Shares issued by COMCEL (the “COMCEL Seller Shares”) identified with coupon numbers (i) 26 of share certificate number 236; (ii) 26 of share certificate number 237; (iii) 26 of share certificate number 238; (iv) 26 of share certificate number 239; (v) 26 of share certificate number 240; (vi) 13 of share certificate number 243; and (vii) 13 of share certificate number 244 (the “Coupons”). (b) Buyers and Seller agree that the aggregate value of dividends payable on the Coupons, which will be finally declared at the 2022 ordinary shareholders meeting of COMCEL that shall take place no later than July 31, 2022 declaring dividends for the financial period ending December 31, 2021 (the “2022 Meeting”), shall equal the aggregate principal amount of the Miffin Notes plus any interest payable pursuant to the Miffin Notes plus the amount of income tax that will be payable by Seller in respect and upon receipt of such amounts (the “Coupon Aggregate Amount”) and Buyers shall cause the following resolutions to be approved at the COMCEL shareholders’ meeting to be held as a condition to the Closing: (x) a resolution designating the coupon number for each of the COMCEL Seller Share’s certificates that will be used for the purposes of the payment of dividends corresponding to such share certificates in the 2022 Meeting and the individual value of dividends payable against such coupon, the aggregate amount of which shall be equal to the Coupon Aggregate Amount, (y) a resolution authorizing and irrevocably instructing (the “Irrevocable Instruction”) COMCEL to, promptly after the 2022 Meeting, pay the aforementioned dividends contemplated by the foregoing clause (x) and, upon such payment of dividends, (i) use such dividends to pay off the Miffin Notes in full, at which time the Miffin Notes shall be deemed fully canceled and any dividends owed to Seller in connection to the Coupons fully paid and (ii) withhold and pay any and all taxes payable in connection with such payment of dividends. (c) The last date on which the 2022 Meeting may be held is the Miffin Note Expiration Date (defined below); provided that if the Miffin Notes are amended to have a later expiration date, the foregoing deadline shall automatically be extended to such later expiration date. (d) At Closing, COMCEL and Seller shall enter into a guarantee agreement, substantially in the form of Exhibit B (the “Guarantee Agreement”), pursuant to which they shall agree that COMCEL shall agree to be jointly liable to Seller for damages equivalent to the Coupon Aggregate Amount if: (x) Buyers do

16 not hold the 2022 Meeting by the Expiration Date or (y) COMCEL does not carry out all actions set forth in the Irrevocable Instruction. (e) Buyers shall cause (x) a shareholder resolution be passed at the 2022 Meeting declaring dividends in favor of Seller as holder of the Coupons in an amount equal to the Coupon Aggregate Amount and (y) COMCEL, promptly following the 2022 Meeting, to take all actions set forth in the Irrevocable Instruction. If after taking all actions set forth in the Irrevocable Instruction, any principal or interest payment with respect to the Miffin Notes remains outstanding, Buyers shall cause COMCEL to forfeit such amounts to Seller. (f) Promptly after the payment of taxes in accordance with the Irrevocable Instruction, Buyers shall provide Seller with evidence of such payment. (g) At the Closing, Buyers shall cause COMCEL to mark each Miffin Note with a stamp stating it is non-negotiable and has been cancelled and Seller shall mark the Coupons as non-negotiable and cancelled. Buyers shall cause COMCEL not to assign or endorse the Miffin Notes to any third party and Seller shall not assign or endorse the Coupons. Until the 2022 Meeting and the complete performance by COMCEL of the actions contemplated by the Irrevocable Instruction, Seller shall retain the Coupons marked as cancelled and COMCEL shall retain the Miffin Notes marked as cancelled. Thereafter, Seller shall promptly deliver the Coupons to COMCEL and COMCEL shall deliver the Miffin Notes to Seller. (h) Nothing contained in this Section 6.05 shall be construed as requiring any additional amount to be paid by (i) Seller in connection with the Miffin Notes, including interest accrued under the Miffin Notes, until the dividend payment date, other than by delivery of the Coupons or (ii) Buyers or COMCEL in connection with the Coupons, other than the Coupon Aggregate Amount; provided that, any income tax payable in respect of the Coupon Aggregate Amount that would result in the amount equal to (x) the Coupon Aggregate Amount minus such income tax being less than (y) the aggregate principal amount of the Miffin Notes plus any interest payable pursuant to the Miffin Notes, shall be added to the Coupon Aggregate Amount assigned to the Coupons. Section 6.06. Closing Shareholders’ Meetings. Buyers and Seller agree in relation to the shareholders meetings that will be held for each of the Companies as a condition to the Closing (the “Condition to Closing Shareholders’ Meetings”) and at the Closing for each Company (the “Closing Shareholders’ Meetings”): (a) The Condition to Closing Shareholders’ Meetings shall be held by the then current shareholders and the Closing Shareholders’ Meetings shall be held by Buyers, provided however that the C2N Closing Shareholders’ Meeting shall be held by Millicom Spain S.L. and Curaçao Buyer. The minutes of the

17 Condition to Closing Shareholders’ Meetings and Closing Shareholders’ Meetings shall be substantially in the form of Exhibit C. (b) Curaçao Buyer shall receive a proxy from Luxembourg Buyer and from Millicom Spain, S.L. to hold the Closing Shareholders’ Meetings, which will be held in Guatemala City, by: (x) in representation of Buyer, any of the holders of the power of attorney incorporated in public deed 118 authorized on November 30, 2105 by Maria Fernanda Morales Porres; (y) in representation of Luxembourg Buyer, any of the holders of the power of attorney incorporated in public deed 118 authorized on November 30, 2105 by Maria Fernanda Morales Porres through a proxy granted by the Luxembourg Buyer, (z) in representation of Millicom Spain, S.L. any of the holders of the power of attorney incorporated in public deed 118 authorized on November 30, 2105 by Maria Fernanda Morales Porres through a proxy granted by Millicom Spain, S.L. (c) At the Condition to Closing Shareholders’ Meetings, Buyers shall appoint a substitute director to replace all resigning board members and shall fill any and all vacant committee positions resulting from the resignation of any directors of the Companies appointed by Seller or its Affiliates. (d) At the Condition to Closing Shareholders’ Meetings, Seller and Buyers shall vote to, among other matters, pass a resolution to grant a full release in favor of the Seller Released Parties. At the Closing Shareholders’ Meetings, Buyers shall vote to, among other matters, pass a resolution to grant a full release in favor of the resigning Vice-President, Third Members and their respective substitutes from the board of each Company, as board members of each Company. Section 6.07. Registration of Buyer Leases; Revocation of Appointments. Fundacion Tigo. (a) Buyers shall cause the Companies to present each Buyer Lease to the Real Estate Registry not later than the date that is 30 days after the Closing Date. Buyers undertake to obtain registration of each Buyer Lease at the Real Estate Registry and, promptly after obtaining registration of each Buyer Lease, provide a copy thereof to Seller. Buyers shall cause the Companies to bear the costs of registration of such lease agreements. (b) Buyers shall cause the Companies to revoke and cancel any registered appointments of the Related Parties of Seller as directors or attorneys in fact of the Companies which may be registered at any public registry in Guatemala. (c) In regards to Fundacion TIGO (the “Foundation”), Buyers and Seller shall mutually cooperate to (x) promptly after the Closing, hold a General Meeting of Founders and Benefactors of the Foundation, in which the resignation letters of the Related Parties of Seller shall be approved and in which the Related

18 Parties of Seller shall be discharged from any and all obligations from their positions as Founding Members, Benefactors, Board Members, Committee Members or any other position they may hold or held in the past at the Foundation, to the maximum extent permitted by the law and (y) amend the bylaws of the Foundation, subject to the requirements of the applicable Governmental Authorities, to exclude the Related Parties of Seller as Benefactors of the Foundation or from any other position they may hold and to disassociate them from the Foundation. Buyers and Seller shall use their best efforts to accomplish these matters as soon as practicable. ARTICLE 7 CONDITIONS TO CLOSING Section 7.01. Conditions to Obligations of Buyers and Seller. The obligations of Buyers and Seller to consummate the Closing are subject to the absence of any provision of any Applicable Law prohibiting the consummation of the Closing. Section 7.02. Conditions to Obligation of Buyers. The obligation of Buyers to consummate the Closing is subject to the satisfaction of the following further conditions: (a) (i) Seller shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date, (ii) the representations and warranties of Seller contained in this Agreement and in any certificate or other writing delivered by Seller pursuant hereto shall be true in all material respects at and as of the Closing Date as if made at and as of such date and (iii) Buyers shall have received a certificate signed by Seller to the foregoing effect; (b) Buyers shall have received all certificates or other documents they may reasonably request relating to the existence of Seller and the authority of Seller to enter into and perform its obligations under this Agreement, all in form and substance reasonably satisfactory to Buyers; (c) Buyers shall have received a duly executed copy of the minutes of the Condition to Closing Shareholders’ Meetings; (d) All necessary shareholder, board or other action required under Guatemalan law in order to make the provisions of Section 10.01 legal, valid and enforceable shall have been taken in Guatemala and certified copies of the minutes of such action, substantially in the form of the attached Exhibit C, shall have been delivered to Buyers; (e) Buyers shall have received a duly executed Side Letter from all Persons who own directly or indirectly any equity interests in Seller (the “Seller Owners”); and

19 (f) Buyers shall have received the resignations of the Vice-Presidents, Third Member and their respective substitutes from the board of directors of each Company. Section 7.03. Conditions to Obligation of Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction of the following further conditions: (a) (i) Buyers shall have performed in all material respects all of their obligations hereunder required to be performed by them on or prior to the Closing Date, (ii) the representations and warranties of each Buyer contained in this Agreement and in any certificate or other writing delivered by such Buyer pursuant hereto shall be true in all material respects at and as of the Closing Date as if made at and as of such date and (iii) Seller shall have received a certificate signed by an authorized representative of each Buyer to the foregoing effect; (b) Seller shall have received all certificates or other documents it may reasonably request relating to the existence of each Buyer and the authority of each Buyer to enter into and perform its obligations under this Agreement, all in form and substance reasonably satisfactory to Seller; (c) Seller shall have received a copy of the public announcement to be issued by Buyer and contemplated by Section 13.12; and (d) Seller shall have received a certification transcribing all the shareholders’ resolutions adopted in the Condition to Closing Shareholders’ Meetings. ARTICLE 8 SURVIVAL; INDEMNIFICATION Section 8.01. Survival. The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing for two years. The covenants and agreements of the parties hereto contained in this Agreement shall survive the Closing indefinitely or for the shorter period explicitly specified therein. Notwithstanding the preceding sentences, any breach of a representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of (including in reasonable detail the facts and circumstances surrounding) the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time. Section 8.02. Indemnification. (a) Effective at and after the Closing, subject to the other terms and conditions of this Article 8, Seller hereby indemnifies Buyers, their respective Affiliates and their respective successors and assignees and, effective at the Closing, without duplication, each Company and their respective successors and assignees against and agrees to hold each of them harmless from any and all damage,

20 loss, liability and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding, but excluding any punitive, incidental, indirect or consequential damages, losses, liabilities or expenses or any lost profits, diminution in value or any damages based on any type of multiple) (“Damages”), incurred or suffered by Buyers, any such Affiliate, any Company or any of their respective successors and assignees arising out of any (i) breach of a warranty of Seller contained in this Agreement (each such breach, a “Seller Warranty Breach”) or (ii) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement; provided that with respect to indemnification by Seller for Seller Warranty Breaches pursuant to this Section 8.02, Seller’s maximum aggregate liability shall not exceed the Purchase Price and Seller’s maximum aggregate liability for all Seller Warranty Breaches not involving a Fundamental Warranty shall not exceed $110 million. (b) Effective at and after the Closing, subject to the other terms and conditions of this Article 8, Buyers hereby jointly and severally indemnify Seller, its Affiliates, and their respective successors and assigns against and agrees to hold each of them harmless from any and all Damages incurred or suffered by Seller or any such Affiliate or any of their respective successors and assigns arising out of any (i) any breach of a warranty of either Buyer contained in this Agreement (each such breach, a “Buyer Warranty Breach”), (ii) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by either Buyer pursuant to this Agreement, or (iii) the failure of either Buyer to cause any Company to obtain the consent or waiver of any Person required as a result of the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; provided that with respect to indemnification by Buyers for Buyer Warranty Breaches pursuant to this Section 8.02, Buyers’ collective and aggregate maximum liability shall not exceed the Purchase Price and Buyers’ maximum collective and aggregate liability for all Buyer Warranty Breaches not involving a Fundamental Warranty shall not exceed $110 million. (c) The party making a claim under this Article 8 is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article 8 is referred to as the “Indemnifying Party”. The indemnification provided for in this Section 8.02 shall be subject to the following limitations: (i) The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 8.02(a)(i) or 8.02(b)(i), as the case may be, with respect to a breach of a warranty that is not a Fundamental Warranty until the aggregate amount of all Damages in respect of indemnification under Section 8.02(a)(i) or 8.02(b)(i), exceeds $22 million (the “Deductible”), in which event the Indemnifying Party shall be required to pay or be liable for all such Damages from the first dollar. With respect to any claim as to which the Indemnified Party may be entitled to indemnification under Section 8.02(a)(i) or 8.02(b)(i), as the case may be, with respect to a breach of a warranty that is not a Fundamental Warranty the Indemnifying Party shall not be liable for any

21 individual or series of related Damages which do not exceed $750,000 (which Damages shall not be counted toward the Deductible). (ii) Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Damages upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Damages. Section 8.03. Third Party Claim Procedures. (a) The Indemnified Party agrees to give prompt written notice in writing to the Indemnifying Party of the assertion of any claim or the commencement of any suit, action or proceeding by any third party (“Third Party Claim”) in respect of which indemnity may reasonably be expected to be sought under this Article 8. Such notice shall set forth in reasonable detail such Third Party Claim and the basis for indemnification and, to the extent permitted by Applicable Law, include copies of any related notices given by any Governmental Authority (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced the Indemnifying Party. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Damages that has been or may be sustained by the Indemnified Party. (b) The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, subject to the limitations set forth in this Section, shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense; provided that prior to assuming control of such defense, the Indemnifying Party must acknowledge that it would have an indemnity obligation for the Damages resulting from such Third Party Claim as provided under this Article 8. (c) The Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third Party Claim and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party if (i) the Indemnifying Party does not deliver the acknowledgment referred to in Section 8.03(b) within 30 days of receipt of notice of the Third Party Claim pursuant to Section 8.03(a), (ii) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (iii) to the extent, and only to the extent, that the Third Party Claim seeks an injunction or equitable relief against the Indemnified Party or any of its Affiliates or (iv) the Indemnifying Party has failed or is failing to prosecute or defend the Third Party Claim in good faith (in which case the Indemnifying Party shall be entitled to subsequently assume or maintain control of the defense of such Third Party Claim to the extent the Indemnified Party fails to prosecute or defend such Third Party Claim in good faith). The Indemnified Party agrees, without the prior written consent of Seller, not to settle or admit liability or culpability in connection with

22 any Third Party Claim or related criminal proceeding, action, indictment, allegation or investigation referenced in the foregoing clause (ii) to the extent any such settlement or admission would reasonably be expected to adversely prejudice or impact Seller or any of its Related Parties. (d) If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 8.03, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of such Third Party Claim (which consent shall not be unreasonably withheld, delayed or conditioned). (e) In circumstances where the Indemnifying Party is controlling the defense of a Third Party Claim in accordance with paragraphs (b) and (c) above, the Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ one separate counsel of its choice for such purpose, in which case the fees and expenses of such separate counsel shall be borne by the Indemnified Party; provided that in such event, the Indemnifying Party shall pay the fees and expenses of such separate counsel (i) incurred by the Indemnified Party prior to the date the Indemnifying Party assumes control of the defense of the Third Party Claim or (ii) if representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict of interest. (f) Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith. Section 8.04. Direct Claim Procedures. In the event an Indemnified Party has a claim for indemnity under Article 8 against an Indemnifying Party that does not involve a Third Party Claim (a “Direct Claim”), the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party. Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced the Indemnifying Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to each Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party

23 shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement. Section 8.05. Exclusive Remedies. Subject to Section 13.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article 8. In furtherance of the foregoing, except with respect to Section 13.11, each party hereby waives, to the fullest extent permitted under law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective representatives arising under or based upon any law, except pursuant to the indemnification provisions set forth in this Article 8. Nothing in this Section 8.05 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 13.11 or to seek any remedy on account of Fraud by any party hereto pursuant to Section 13.06. ARTICLE 9 TERMINATION Section 9.01. Grounds for Termination. This Agreement may be terminated at any time prior to the Closing: (a) by mutual written agreement of Seller and Buyers; or (b) by either Seller or Buyers if there shall be any Applicable Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any Governmental Authority binding on the terminating party having competent jurisdiction. The party desiring to terminate this Agreement pursuant to Section 9.01(b) shall give notice of such termination to the other party. Section 9.02. Effect of Termination. If this Agreement is terminated as permitted by Section 9.01, such termination shall be without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to any other party to this Agreement; provided that if such termination shall result from the willful breach by any party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all Damages incurred or suffered by any other party as a result of such failure or breach. The provisions of Sections 13.03, 13.05, 13.06, 13.07, 13.08 and 13.09 shall survive any termination hereof pursuant to Section 9.01.

24 ARTICLE 10 WAIVER AND RELEASE; BUYERS AND COMPANY INDEMNIFICATION Section 10.01. Release by Seller. Except as provided in Section 10.03, effective as of the Closing, Seller, for itself and on behalf of its Affiliates hereby absolutely, unconditionally and irrevocably WAIVES, RELEASES and FOREVER DISCHARGES (i) each Company, (ii) Buyers, (iii) the respective Affiliates of the Companies and Buyers and (iv) the current and former officers and directors of the Persons identified in clauses (i), (ii) and (iii) (collectively, “Seller Released Parties”) from any and all Claims that Seller or any of its Affiliates may have against any Seller Released Party because of anything done, omitted, suffered or allowed to be done by a Seller Released Party prior to the Closing (except as provided in Section 10.03, the “Seller Released Claims”), and waives all rights that Seller or any of its Affiliates may now or in the future have with respect to any Seller Released Claims. The Seller agrees to take and cause its Affiliates to take all necessary action under or required by the laws of Guatemala (including execution and delivery of any documents and the taking of any board of director, shareholder or other meetings), to give effect to the foregoing releases. Section 10.02. Release by Buyers. Except as provided in Section 10.03, effective as of the Closing, each Buyer for itself and on behalf of its Affiliates hereby absolutely, unconditionally and irrevocably WAIVES, RELEASES and FOREVER DISCHARGES (i) Seller, (ii) the Affiliates of Seller, (iii) the current and former officers and directors of the Persons identified in clauses (i) and (ii), (iv) the current and former directors of the Companies appointed by the Seller and its Affiliates (including any director of any Company who is also Vice President of such Company) and (v) the current chief executive officer of COMCEL (the “CEO” and together with the Persons covered by the foregoing clauses (i)-(iv), the “Buyer Released Parties”) from any and all Claims that such Buyer and its Affiliates may have against any Buyer Released Party because of anything done, omitted, suffered or allowed to be done by a Buyer Released Party prior to the Closing (except as provided in Section 10.03, the “Buyer Released Claims” and, together with the Seller Released Claims, the “Released Claims”), and waives all rights that such Buyer and its Affiliates may now or in the future have with respect to any Buyer Released Claims. Each Buyer agrees to take and cause its Affiliates to take all necessary action under or required by the laws of Guatemala (including execution and delivery of any documents and the taking of any board of director, shareholder or other meetings), to give effect to the foregoing releases. Promptly after the Closing, Buyers shall cause the Companies to execute a release in favor of Buyer Released Parties on the same terms and conditions set forth in this Section 10.02. Nothing in this Section 10.02 shall be construed to limit the Buyers’ ability to terminate, with or without cause, the CEO’s relationship, as an employee or otherwise, with COMCEL or any Company. Section 10.03. Exceptions. Notwithstanding anything to the contrary provided in Section 10.01 and Section 10.02, the Released Claims shall not include, and nothing herein shall waive, release or discharge in any manner, or constitute a defense to (i) any Claim arising under this Agreement or (ii) with respect to only the CEO, any Claims by any Buyer, any Company or any of their respective Affiliates seeking compensation for, and only to the extent of, any monetary penalty imposed on any of them in connection

25 with a final judgment based on conduct by the CEO that is adjudged to be criminal by a criminal court of competent jurisdiction; provided that any Claim described in clause (ii) of this paragraph must be brought within one year of the final judgment that serves as the basis for such Claim. Section 10.04. Waiver of Legal Rights. EACH PARTY EXPRESSLY WAIVES ANY AND ALL RIGHTS IT HAS UNDER ANY STATE OR FEDERAL STATUTE OR ANY COMMON LAW PRINCIPLE OF SIMILAR EFFECT, THAT PROVIDES THAT THE FOREGOING WAIVER, RELEASE AND DISCHARGE DOES NOT EXTEND TO CLAIMS THAT IT DOES NOT KNOW OR SUSPECT TO EXIST IN ITS FAVOR AT THE TIME OF THE CLOSING, WHICH IF KNOWN BY IT WOULD HAVE MATERIALLY AFFECTED ITS SETTLEMENT OF THE RELEASED CLAIMS. EACH PARTY ACKNOWLEDGES THAT IT MAY HEREAFTER DISCOVER FACTS DIFFERENT FROM, OR IN ADDITION TO, THOSE WHICH IT KNOWS OR BELIEVES TO BE TRUE WITH RESPECT TO THE RELEASED CLAIMS, AND AGREES THAT THE RELEASES CONTEMPLATED BY THIS ARTICLE 10 SHALL BE AND REMAIN EFFECTIVE IN ALL RESPECTS NOTWITHSTANDING SUCH DIFFERENT OR ADDITIONAL FACTS OR THE DISCOVERY THEREOF. SUBJECT TO SECTION 10.03, EACH WAIVER, RELEASE AND DISCHARGE OF ANY CLAIM UNDER THE RELEASES CONTEMPLATED BY THIS ARTICLE 10 BENEFITING ANY PERSON OR ENTITY SHALL APPLY TO SUCH CLAIM, WHETHER SUCH CLAIM IS CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF SUCH PERSON OR ENTITY. Section 10.05. No Assignment of Released Claims. (a) Each Buyer represents and warrants to Seller that, subject to Section 10.03, the release set forth in Section 10.02 is binding upon it (and it has the authority to provide releases of its Affiliates), such Buyer has not in any manner assigned, pledged or otherwise voluntarily or involuntarily disposed of or transferred to any Person any interest in any Buyer Released Claim, Buyers (or their Affiliates) are the sole and exclusive owners of all Buyer Released Claims and each Buyer Released Claim is hereby fully and finally discharged, settled and satisfied; and (b) Seller represents and warrants to Buyers that the release set forth in Section 10.01 is binding upon Seller (and Seller has the authority to provide releases of Seller’s Affiliates), Seller has not in any manner assigned, pledged, or otherwise voluntarily or involuntarily disposed of or transferred to any Person any interest in any Seller Released Claim, Seller (or an Affiliate thereof) is the sole and exclusive owner of all Seller Released Claims and each Seller Released Claim is hereby fully and finally discharged, settled and satisfied. Section 10.06. No Admission. This Release does not constitute evidence of unlawful conduct or wrongdoing by any Seller or any Company or Buyers or any Affiliate of Seller or any Company or Buyers. Section 10.07. Buyer Indemnification. Each Buyer for itself and on behalf of its Affiliates agrees to the maximum extent permitted by Applicable Law, to indemnify each

26 Person who has served as a director of any Company and that was appointed by Seller or any of its Affiliates and any of such Person’s respective successors and assigns (each a “Company Person Indemnitee”) against and agrees to hold each such Company Person Indemnitee harmless from, any and all Damages incurred or suffered by them arising out of any actions or inactions taken by any Company Person Indemnitee as a director of any Company; provided that each Buyer’s foregoing indemnification obligation shall not apply to the extent arising out of the intentional misconduct of such Person. Each Buyer for itself and on behalf of its Affiliates further agrees to cooperate fully with each Company Person Indemnitee in all reasonable respects in connection with any Claim relating to such Damages, including furnishing any assistance, information and documents as may be reasonably requested by a Company Person Indemnitee. Promptly after the Closing, Buyer shall cause the Companies to execute an indemnification agreement on the terms and conditions set forth in this Section 10.07; provided that each Company shall only be obligated to indemnify those Persons who have served as a director of such Company. Section 10.08. Waiver with Respect to Seller Shares. Curaçao Buyer and Seller hereby waive any and all claims they may have against each Company and any officer thereof arising out of or in connection with the failure of any Seller Share certificate of such Company to comply with the requirements of such Company’s bylaws. ARTICLE 11 CONFIDENTIALITY Section 11.01. Confidential Information. (a) Seller and each Buyer acknowledges that it or its Affiliates and its directors, officers, agents or employees has made and may make available in the future (i) to Buyers, their directors, officers, agents or employees, the Companies, their respective directors, officers, agents or employees and the Affiliates of such Buyers, with respect to Seller, its Affiliates and the directors, officers, agents or employees of Seller and (ii) to Seller, its Affiliates and their respective directors, officers, agents or employees, with respect to Buyers, their Affiliates and the directors, officers, agents or employees of Buyers, information about their activities within and on behalf of the Companies, their contractual and commercial relationships and relationships to third parties, Governmental Authorities and within their relationships, business practices and plans, including, but not limited to, business strategies, risk characteristics, financial information, technical information, systems information and consumer research and/or certain information and material identified by it as “Confidential” (collectively, “Confidential Information”). Confidential Information may be written, oral, recorded, on tapes or computer format. As used herein, a party disclosing Confidential Information may be referred to as the “Disclosing Party” and the party receiving such Confidential Information may be referred to as the “Receiving Party”.

27 (b) Seller and each Buyer acknowledge that all Confidential Information furnished by a Disclosing Party is considered a matter of strict confidentiality. (c) Seller and each Buyer agrees that it will employ the same degree of care to preserving the Confidential Information received from the Disclosing Party as it would apply to its own comparable confidential information (but in no event will the Receiving Party exercise less than a reasonable degree of care in handling Confidential Information). Without limiting the generality of the foregoing, each party further agrees that it will not distribute, disclose or convey to third parties any Confidential Information, except as specifically provided in this Article 11. (d) Promptly after the Closing, Buyer shall cause the Companies to execute a confidentiality agreement in favor of Seller covering the terms and conditions set forth in this Article 11. Section 11.02. Disclosure of Confidential Information (a) Seller and each Buyer agree that: (i) its employees, agents, contractors, professional advisors (including, without limitation, its attorneys, tax advisors, bankers and accountants) and, with respect to such Buyer, potential sources of financing of such Buyer or its Affiliates, shall be granted access to Confidential Information as needed in connection with the performance of their respective duties and obligations. (ii) Except as set forth in Section 11.03(b), Confidential Information shall not be distributed, disclosed or conveyed to any third party (inclusive of agents and subcontractors) unless such third party certifies its agreement to be bound by the provisions of this Article 11. (iii) it shall not make use of any Confidential Information received from the other party for the benefit of a third party. Section 11.03. Exceptions to Duty to Keep Confidential. (a) The obligations set forth in this Article 11 shall not apply to (i) Confidential Information of a Disclosing Party: (1) which has come into the public domain through no fault or action of the Receiving Party; (2) which was lawfully disclosed to the Receiving Party by a third party; or

28 (3) which was independently developed by the Receiving Party not otherwise in violation or breach of this Agreement; or (ii) any disclosure specifically authorized in writing by the Disclosing Party. (b) In the event that the Receiving Party becomes subject, is requested or required or becomes legally compelled (by deposition, interrogatory, request for document, subpoena, summons, warrant, order, civil investigative demand or similar process or otherwise pursuant to a requirement a Governmental Authority) to disclose any of the Confidential Information, the Receiving Party shall (to the extent legally permissible) provide the Disclosing Party with prompt prior written notice of such request or requirement so that the Disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement (at the Disclosing Party’s sole expense). In the event that such protective order or other appropriate remedy is not obtained or that the Disclosing Party waives compliance with the provisions hereof (or does not promptly seek such protective order), the Receiving Party may furnish to such Governmental Authority without liability hereunder that portion of the Confidential Information which the Receiving Party is advised by counsel (which may be internal counsel) is legally required. (c) Nothing in this Article 11 shall be construed to prohibit or limit any Buyer’s or Company’s ability to disclose information (including Confidential Information) related to any Company or the Business. Section 11.04. Return of Confidential Information. (a) Upon the written request of the Disclosing Party, the Receiving Party shall promptly return to the Disclosing Party all written Confidential Information in its possession or in the possession of its employees or representatives or, at the Disclosing Party’s option, will destroy, and direct its representatives to destroy, all such Confidential Information (which destruction shall include, without limitation, the process of expunging, to the extent reasonably practicable, all such Confidential Information from any computer, hard drive, word processor, server, backup tape, or other electronic device containing such Confidential Information). Notwithstanding the foregoing, the Receiving Party may retain one archival copy of the Confidential Information in its confidential files for the purpose of complying with applicable laws or established company procedure regarding the preservation of business records. Section 11.05. Term of Article 11. With respect to Confidential Information delivered to a Receiving Party on or prior to the Closing Date, the obligations of this Article 11 shall survive the Closing for five years. With respect to Confidential Information delivered to a Receiving Party after the Closing Date, the obligations of this

29 Article 11 shall survive the Closing for a period of three years after the delivery of such Confidential Information to a Receiving Party. ARTICLE 12 NON-DISPARAGEMENT Section 12.01. Non-disparagement Covenant. Seller and Buyers agree and agree to cause their respective Affiliates (including, with respect to Buyers, each Company), for a period of five years after the Closing, to not publish or make any negative, disparaging or critical statements, whether written or oral, which are likely to adversely affect or otherwise malign the business or reputation of, with respect to the Seller and its Affiliates, the Buyers, the Affiliates of Buyers or the respective directors or officers of Buyers and such Affiliates and, with respect to the Buyers and their Affiliates, the Seller, its Affiliates or any of the respective directors or officers of Seller or such Affiliates, or do anything that may harm the reputation of any of them, provided, however, that the foregoing (i) is neither intended to, nor shall limit the ability of any party to testify truthfully in response to any valid subpoena or to engage in any other activity compelled or protected by law and (ii) shall apply only to publications and statements made by directors, senior officers and senior management of Seller, Buyers or their respective Affiliates who have knowledge of the terms of this Section 12.01 and the directors, senior officers and senior management of the Companies (or that are made by any Person at the direction of any of such directors, senior officers or senior management). Promptly after the Closing, Buyer shall cause the Companies to execute a Non Disparagement Agreement in favor of Seller covering the terms and conditions set forth in this Section 12.01. ARTICLE 13 MISCELLANEOUS Section 13.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including electronic mail (“e-mail”) transmission) and shall be given, if to Buyers, to: Millicom International II N.V. Pareraweg 45 Curaçao Attention: Salvador Escalón E-mail: salvador.escalon@millicom.com with copies to: Shai Holding S.A. 2, rue du Fort Bourbon L-1249 Luxembourg Grand-Duchy of Luxembourg

30 Attention: Salvador Escalón E-mail: salvador.escalon@millicom.com Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 Attention: William Aaronson E-mail: william.aaronson@davispolk.com if to Seller, to: Miffin Associates Corp. Samuel Lewis Ave and 53 St Omega Building, 6th level Republic of Panama, Panama Attention: Roberto Bianchi E-mail: rbianchi@bluetowerventures.com with copies to: Winston & Strawn LLP 200 Park Avenue New York, New York 10166 Attention: Claude S. Serfilippi E-mail: cserfilippi@winston.com QIL+4 ABOGADOS, S.A. Diagonal 6 10-01 zona 10, Centro Gerencial Las Margaritas, Torre II, Oficina 302ª, Guatemala, Guatemala Attention: Marcos Ibarguen E-mail: mibarguen@altalegal.com or such other address or e-mail as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt. Section 13.02. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial

31 exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law. Section 13.03. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense. Section 13.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; except that any Buyer may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of its Affiliates at any time and (ii) after the Closing Date, to any Person; provided that no such transfer or assignment shall relieve such Buyer of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to such Buyer. Section 13.05. Governing Law. This Agreement shall be deemed to have been executed in New York and shall be governed by and construed in accordance with the law of the State of New York without regard to the conflicts of law rules of such state. Section 13.06. Dispute Resolution. (a) Any and all disputes, controversies or claims arising out of, relating to or in connection with this Agreement or any Side Letter or the transactions contemplated hereby or thereby, including as to the formation, existence, validity, enforceability, interpretation, performance, breach and/or termination of this Agreement, such transactions or any Side Letter, between the parties (including, for the purposes of this Section 13.06, the Seller Owners), and their respective successors (each, a “Dispute”), shall be referred to and finally resolved, exclusively, by arbitration, administered by the International Court of Arbitration of the International Chamber of Commerce (the “ICC”), in accordance with its Rules of Arbitration in effect at the time the arbitration is initiated (the “Rules”). Each party (and the Seller Owners) agrees that it will not attempt to challenge, deny or defeat the jurisdiction of the Tribunal (as defined below) or bring any action, suit or proceeding arising out of, relating to or in connection with this Agreement or the Side Letter, or the transactions contemplated hereby or thereby, or the formation, existence, validity, enforceability, interpretation, performance, breach and/or termination of this Agreement or any Side Letter, in any court or before any tribunal or Governmental Authority, other than before the Tribunal (except any party may bring actions, suits or proceedings to enforce any award of the Tribunal as otherwise allowed by law). (b) The arbitration shall be conducted by an arbitral tribunal (the “Tribunal”) composed of three arbitrators. Each party shall designate one

32 arbitrator, and those two arbitrators shall designate the third arbitrator. If either party fails to designate an arbitrator within 30 days after the filing of the applicable Dispute with the ICC, such arbitrator shall be designated in accordance with the Rules. The seat, or legal place, of arbitration shall be New York, New York, and the language to be used in the arbitral proceedings shall be English, and all evidence that is produced in another language shall be translated into English. The governing law of this agreement to arbitrate shall be the law of the State of New York. Any decision or award issued by the Tribunal shall be final and binding on the parties. (c) The expenses of the arbitral proceedings, including, but not limited, to the administrative costs of the ICC and arbitrators’ fees, when applicable, shall be borne by each party in accordance with the Rules. Upon rendering the arbitral award, the Tribunal, in its discretion, may allocate among the parties to the arbitration all costs of the arbitration, including the fees and expenses of the arbitrators and reasonable attorney’s fees, expert witness expenses and other costs incurred by the parties. Other than as required by law or as necessary to enforce a decision or award of the Tribunal, the parties agree that the arbitral proceedings and the existence thereof shall be kept confidential and shall not be disclosed other than to the Tribunal, the ICC, the parties, their counsel, advisors, representatives and any person necessary to the conduct of the proceeding. Section 13.07. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. Section 13.08. Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts (including by electronic means), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by each of the other parties hereto. Until and unless each party has received counterparts hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Except for the provisions of Article 8 which may be enforced directly by any Indemnified Party, Article 10 which may be enforced directly by the Seller Indemnified Parties and Buyer Indemnified Parties, the provisions of Section 10.07 which may be enforced directly by any Company Person Indemnitee, the provisions of Article 11 which may be enforced directly by any Disclosing Party and the provisions of Article 12 which may be enforced directly by any Affiliate, officer or director named therein, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and, subject to Section 13.04, assigns.

33 Section 13.09. Entire Agreement. This Agreement and the agreements referenced herein, including the Side Letters and the agreements of the Companies contemplated by Sections 10.02, 10.07, 11.01(d) and 12.01 constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. Section 13.10. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible. Section 13.11. Specific Performance. (a) Buyers and Seller agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that monetary damages would be insufficient to compensate for a breach. The parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, or to enforce specifically the performance of the terms and provisions hereof, in the courts of the State of New York in New York County or of the United States for the Southern District of New York. Each of the parties hereby submits to the jurisdiction of such courts for any such action or proceeding, and irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding at the address and in the manner set forth for notice in Section 13.06. (b) Buyers and Seller acknowledge and agree that Buyers or Seller may pursue both a grant of specific performance under this Section 13.11 and a recovery of damages for the other’s failure to consummate the Closing; provided that in no event shall any party be permitted or entitled to receive both (i) a grant of specific performance resulting in the consummation of the Closing in accordance with the terms hereof and (ii) a recovery of damages for the other’s failure to consummate the Closing. Section 13.12. Public Announcements. Subject to each Buyer’s reasonable judgment that it is otherwise required by Applicable Law or by the rules of a national securities exchange to make such disclosure, such Buyer shall not, and shall cause its Affiliates (as applicable) not to, make any public announcement regarding this Agreement, the Closing or the transactions contemplated by this Agreement to the financial community, any Governmental Authority, customers, suppliers or the general public unless prior to such public announcement, such Buyer has given Seller a

34 reasonable opportunity to comment on the form and timing of such public announcement and considered such comments in good faith. [Signature page follows.]

[Signature Page to Stock Purchase Agreement] IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written. MILLICOM INTERNATIONAL II N.V. By: Name: Salvador Escalón Title: Authorised Person By: Name: Bart Vanhaeren Title: Authorised Person SHAI HOLDING S.A. By: Name: Salvador Escalón Title: Authorised Person By: Name: Bart Vanhaeren Title: Authorised Person MIFFIN ASSOCIATES CORP. By: Name: Title: